Exhibit 3.1

Exhibit 3.1

Authorisation Code : 283646833493 www.verify.gov.ky 05 June 2023 MC-161382 Certificate of Incorporation on Change of Name I DO HEREBY CERTIFY that Given under my hand and Seal at George Town in the Island of Grand Cayman this 1st day of June Two Thousand Twenty-Three An Authorised Officer, Registry of Companies, having by Special resolution dated 30th day of May Two Thousand Twenty-Three changed its name, is now incorporated under name of Cayman Islands. Renren Inc. Moatable, Inc.